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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            _________________________

                                 SCHEDULE 13G/A
                                (Amendment No. 2)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               Immunomedics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    452907108
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

                                 April 26, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  / /    Rule 13d-1(b)
                  /X/    Rule 13d-1(c)
                  / /    Rule 13d-1(d)

         The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing the information which would alter the disclosures provided for in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to all other provisions of the Act (however, see the Notes).





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                                  SCHEDULE 13G

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CUSIP No.452907108                                                Page 2 of 5
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1.  NAME OF REPORTING PERSONS: DEBORAH S. ORLOVE
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                          (a) [ ]
                                                          (b) [ ]
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3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  CITIZENSHIP or PLACE OF ORGANIZATION                           United States
--------------------------------------------------------------------------------
  NUMBER OF SHARES   5. SOLE VOTING POWER                             1,059,748
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6. SHARED VOTING POWER                           1,385,913
        EACH         -----------------------------------------------------------
     REPORTING       7. SOLE DISPOSITIVE POWER                        1,059,748
    PERSON WITH      -----------------------------------------------------------
                     8. SHARED DISPOSITIVE POWER                      1,385,913
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    2,445,661(1)
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES:                                                          __
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    4.5%(2)
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON                                                 IN
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                                  SCHEDULE 13G

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CUSIP No.452907108                                                Page 3 of 5
==================                                            ==================


Item 1(a).     Name of Issuer:

                        Immunomedics, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

                        300 American Road
                        Morris Plains, New Jersey 07950

Item 2(a).     Name of Person Filing:

                        Deborah S. Orlove

Item 2(b).     Address of Principal Business Office or, if None, Residence:

                        2000 L St. NW, Suite 675, Washington, D.C. 20036

Item 2(c).     Citizenship:

                        United States

Item 2(d).     Title of Class of Securities:

                        Common Stock

Item 2(e).     CUSIP Number:

                        452907108

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a: Not Applicable

               (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

               (b) [ ]  Bank as defined in Section 3(a)(6) of the
                        Exchange Act;

               (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Exchange Act;

               (d) [ ] Investment Company registered under Section 8 of the Investment Company Exchange Act;

               (e) [ ] Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

               (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F);


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                                  SCHEDULE 13G

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CUSIP No.452907108                                                Page 4 of 5
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               (g) [ ]  Parent Holding Company or Control Person in
                        accordance with Rule 13d-1(b)(1)(ii)(G);

               (h) [ ] Saving Association as defined in Section 3(b) of The Federal Deposit Insurance Act;

               (i) [ ] Church Plan that is excluded from the definition of an Investment Company under Section 3(c)(14) of the Investment Company Act;

               (j) [ ]  Group, in accordance with Rule
                        13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

               (a)      Amount beneficially owned:2,445,661(1)

               (b)      Percent of Class: 4.5%(2)

               (c)      Number of shares as to which such person has:

                        (i)   Sole power to vote or direct the vote: 1,059,748

                        (ii)  Shared power to vote or to direct the vote:
                              1,385,913

                        (iii) Sole power to dispose or direct the disposition
                              of: 1,059,748

                        (iv) Shared power to dispose or to direct the disposition of: 1,385,913

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable


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                                  SCHEDULE 13G

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CUSIP No.452907108                                                Page 5 of 5
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Item 9.  Notice of Dissolution of Group.

         Not Applicable

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   April 28, 2005
                                              --------------------------
                                                       (Date)

                                                  Deborah S. Orlove
                                              --------------------------
                                                     (Signature)


                                                  Deborah S. Orlove
                                              --------------------------
                                                    (Name/Title)

(1) Pursuant to the Securities and Exchange Commission's position set forth in Southland Corp. (July 8, 1987), 1,000,000 shares held by the David M. Goldenberg 2004 Grantor Retained Annuity Trust dated August 5, 2004, for which Deborah S. Orlove is one of four trustees, are excluded.

(2) Based on 54,073,059 shares reported outstanding at February 4, 2005.